                               CREDIT AGREEMENT


                                    between

                          KIMBALL INTERNATIONAL, INC.

                                     and

                                NBD BANK, N.A.













                           Dated as of May 25, 1999



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                             TABLE OF CONTENTS

ARTICLE I  DEFINITIONS

ARTICLE II  THE CREDITS
2.1.  Commitment
2.2.  Required Payments; Termination
2.3.  Types of Advances
2.4.  Commitment Fee; Reductions in Commitment
2.5.  Minimum Amount of Each Advance
2.6.  Optional Principal Payments
2.7.  Method of Selecting Types and Interest Periods for New Advances
2.8.  Conversion and Continuation of Outstanding Advances
2.9.  Terms Applicable to the Letters of Credit
  2.9.1.  Issuance of Letters of Credit
  2.9.2.  Letter of Credit Fees
  2.9.3.  Reimbursement of Letters of Credit
2.10. Changes in Interest Rate, etc
2.11. Rates Applicable After Default
2.12. Method of Payment
2.13. Evidence of Indebtedness
2.14. Telephonic Notices
2.15. Interest Payment Dates; Interest and Fee Basis
2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions
2.17. Lending Installations
2.18. Request to Increase the Commitment

ARTICLE III  YIELD PROTECTION; TAXES
3.1.  Yield Protection
3.2.  Changes in Capital Adequacy Regulations
3.3.  Availability of Types of Advances
3.4.  Funding Indemnification
3.5.  Taxes
3.6.  Lender Statements; Survival of Indemnity

ARTICLE IV  CONDITIONS PRECEDENT
4.1.  Initial Advance
4.2.  Each Advance

ARTICLE V  REPRESENTATIONS AND WARRANTIES
5.1.  Existence and Standing
5.2.  Authorization and Validity
5.3.  No Conflict; Government Consent
5.4.  Financial Statements
5.5.  Material Adverse Change
5.6.  Taxes
5.7.  Litigation and Contingent Obligations
5.8.  Subsidiaries
5.9.  Accuracy of Information
5.10. Regulation U
5.11. Material Agreements
5.12. Compliance With Laws
5.13. Ownership of Properties
5.14. Environmental Matters
5.15. Investment Company Act
5.16. Public Utility Holding Company Act
5.17. Year 2000.


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ARTICLE VI  COVENANTS
6.1.  Financial Reporting
6.2.  Use of Proceeds
6.3.  Notice of Default
6.4.  Conduct of Business
6.5.  Taxes
6.6.  Insurance
6.7.  Compliance with Laws
6.8.  Maintenance of Properties
6.9.  Inspection
6.10. Indebtedness
6.11. Merger
6.12. Sale of Assets
6.13. Liens
6.14. Year 2000 .
6.15. Financial Covenants
  6.15.1. Interest Coverage Ratio
  6.15.2. Minimum Net Worth

ARTICLE VII  DEFAULTS

ARTICLE VIII  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.  Acceleration
8.2.  Amendments
8.3.  Deposit to Secure Reimbursement Obligations
8.4   Subrogation
8.5.  Preservation of Rights

ARTICLE IX  GENERAL PROVISIONS
9.1.  Survival of Representations
9.2.  Governmental Regulation
9.3.  Headings
9.4.  Entire Agreement
9.5.  Benefits of this Agreement
9.6.  Expenses; Indemnification
9.7.  Accounting
9.8.  Severability of Provisions
9.9.  Nonliability of the Lender
9.10. Confidentiality
9.11. Disclosure

ARTICLE X  SETOFF

ARTICLE XI  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
11.1. Successors and Assigns
11.2. Participations
  11.2.1. Permitted Participants; Effect
  11.2.2. Benefit of Setoff
11.3. Dissemination of Information
11.4. Tax Treatment

ARTICLE XII  NOTICES
12.1. Notices
12.2. Change of Address

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ARTICLE XIII  COUNTERPARTS

ARTICLE XIV  CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

14.1. CHOICE OF LAW
14.2. CONSENT TO JURISDICTION
14.3. WAIVER OF JURY TRIAL



The following schedules and exhibits have been omitted from this filing.

Schedule 1 - Subsidiaries and Other Investments
Schedule 2 - Indebtedness and Liens
Schedule 3 - Existing Letters of Credit
Exhibit A  - Form of Opinion
Exhibit B  - Compliance certificate
Exhibit C  - Loan/Credit Related Money Transfer Instruction
Exhibit D  - Credit Note
Exhibit E  - Commitment Increase Supplement
Exhibit F  - Borrowing Notice

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                            CREDIT AGREEMENT

     This Agreement, dated as of May 25, 1999, is among Kimball International, Inc., and NBD Bank, N.A. The parties hereto agree as follows:

                                ARTICLE I

                               DEFINITIONS

     As used in this Agreement:

     "Advance" means a borrowing made pursuant to Article II (or any conversion or continuation thereof).

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the sum of the Federal Funds Effective Rate for such day plus 1/4% per annum.

     "Applicable Fee Rate" means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unborrowed portion of the Commitment at such time as set forth in the Pricing Schedule.

     "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type, and the percentage rate per annum applicable to Standby Letters of Credit, all as set forth in the Pricing Schedule.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any of the President, Chief Financial Officer, Treasurer, and Assistant Treasurer of the Borrower, acting singly.

     "Borrower" means Kimball International, Inc., an Indiana corporation, and its successors and assigns.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.7.


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     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Indianapolis and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Indianapolis for the conduct of substantially all of their commercial lending activities.

     "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Captalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Change in Control" means (i) the Family Group owns less than 35% of the Class A voting stock, or (ii) the acquisition by any Person (other than a member of the Family Group), or two or more Persons (other than members of the Family Group) acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of more of the Class A voting stock of the Borrower than that owned by the Family Group.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commercial Letter of Credit Application" means each Application for Irrevocable Commercial Letter of Credit, in the form prescribed by the Lender, from time to time, to govern a Letter of Credit, as any of the same may be amended from time to time.

     "Commercial Letters of Credit" means a letter of credit now or hereafter issued pursuant to a Commercial Letter of Credit Application by the Lender from time to time at the request of, and for the account of, the Borrower pursuant to this Agreement.

     "Commitment" means the obligation of the Lender to make Advances up to but not exceeding $100,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

     "Commitment Fee" is defined in Section 2.4.

     "Commitment Increase Supplement" is defined in Section 2.18.

     "Consolidated EBIT" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, and (iii) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

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     "Consolidated Funded Indebtedness" means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

     "Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

     "Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

     "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

     "Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

     "Consolidated Total Capitalization" means at any time the sum of Consolidated Indebtedness and Consolidated Net Worth, each calculated at such time.

     "Contingent Obligations" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

     "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.8.

     "Default" means an event described in Article VII.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.


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     "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Lender to be the rate at which NBD offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the Lender's relevant Eurodollar Advance and having a maturity equal to such Interest Period.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Excluded Taxes" means, in the case of the Lender or applicable Lending Installation, taxes imposed on its overall net income, real estate property taxes and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which the Lender is incorporated or organized or (ii) the jurisdiction in which the Lender's principal executive office or the Lender's applicable Lending Installation is located.

     "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

     "Facility Termination Date" means May 25, 2004 or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     "Family Group" means all Persons who are members of the combined, extended families of Mr. Arnold Habig and Mr. Herbert Thyen, both of Dubois County, Indiana, including, but not limited to:

     (i)   the spouses of Mr. Habig and Mr. Thyen;
     (ii) the descendants, no matter the degrees of relationship, of Mr. Habig and Mr. Thyen;
     (iii) the nieces and nephews, no matter the degrees of relationship, of Mr. Habig and Mr. Thyen;
     (iv)  in-laws of Mr. Habig and Mr. Thyen;
     (v) the in-laws of any Person who is a member of (i), (ii) or (iii) above;
     (vi)  any trust created for the benefit of a Person described in (i), (ii),
           (iii), (iv) or (v) above; and
     (vii) a corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, or any other organization all of the members of which are, members of the Family Group.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a

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Business Day, the average of the quotations at approximately 11:00 a.m.
(Indianapolis time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

     "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) Letters of Credit, and (ix) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three, four, five, six, nine or twelve months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three, four, five, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, fourth, fifth, sixth, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, fourth, fifth, sixth, ninth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     "Lender" means NBD Bank, N.A. and its successors and assigns.

     "Lending Installation" means the office, branch, subsidiary or affiliate of the Lender listed on the signature pages hereof or on a Schedule or otherwise selected by the Lender pursuant to Section 2.17.

     "Letter of Credit Applications" means, collectively, each Commercial Letter of Credit Application and each Standby Letter of Credit Application.

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     "Letters of Credit" means Standby Letters of Credit and Commercial Letters of Credit and those letters of credit previously issued by the Lender for the account of the Borrower as described on Schedule 3.

     "Leverage Ratio" means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated Total Capitalization on such date.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan Documents" means this Agreement, the Note, any Letter of Credit Applications and any other documents or instruments now or hereafter executed and delivered by or on behalf of the Borrower to the Lender to further evidence or govern the Obligations.

     "Material Adverse Effect" means a material (as such term is interpreted in accordance with Agreement Accounting Principles) adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender thereunder.

     "NBD" means NBD Bank, N.A. in its individual capacity, and its successors.

     "Note" means the credit note, in substantially the form of Exhibit D, duly executed by the Borrower to the Lender to evidence Advances under the Commitment, including any renewals, extensions, replacements, and modifications thereof.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Advances, actual and contingent reimbursement obligations under the Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lender, or any indemnified party arising under the Loan Documents, including, without limitation, all reasonable costs of collection and enforcement of any and all thereof, including reasonable attorneys' fees.

     "Other Taxes" is defined in Section 3.5(ii).

     "Participants" is defined in Section 11.2.1.

     "Payment Date" means the 10th day of each month.

     "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Pricing Schedule" means the Schedule attached hereto identified as such.

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     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Standby Letter of Credit" means a letter of credit now or hereafter issued pursuant to a Standby Letter of Credit Application by the Lender from time to time at the request of, and for the account of, the Borrower pursuant to this Agreement.

     "Standby Letters of Credit Application" means each Application for Irrevocable Standby Letter of Credit, in the form prescribed by the Lender, duly executed by the Borrower in favor of the Lender, from time to time, to govern a Letter of Credit, as any of the same may be amended from time to time.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries on a cumulative basis.

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

     "Transferee" is defined in Section 11.3.


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     "Type" means, with respect to any Advance, its nature as a Floating Rate
Advance or a Eurodollar Advance.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability Borrower, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries and of the Borrower's and its Subsidiaries' material customers, suppliers and vendors.

     "Year 2000 Program" is defined in Section 5.17.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                               ARTICLE II

                               THE CREDITS


     2.1. Commitment. From and including the date of this Agreement and until the Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitment to lend hereunder shall expire on Facility Termination Date.

     2.2. Required Payments; Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

     2.3. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.7 and 2.8.

     2.4. Commitment Fee; Reductions in Commitment. The Borrower agrees to pay to the Lender a commitment fee (the "Commitment Fee") at a per annum rate equal to the Applicable Fee Rate on the daily unborrowed portion of the Commitment from the date hereof to and including the Facility Termination Date, payable quarterly in arrears within 15 days of receipt by the Borrower of an invoice therefor in respect of the immediately preceding calendar quarter. For purposes of calculating the daily unborrowed portion of the Commitment, each Letter of Credit shall count against and reduce the Commitment. The Borrower may permanently reduce the Commitment in whole, or in part in integral multiples of

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$5,000,000, upon at least five Business Days' written notice to the Lender, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lender to make Advances hereunder.

     2.5. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $250,000 (and in multiples of $50,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unborrowed portion of the Commitment.

     2.6. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $250,000 or any integral multiple of $50,000 in excess thereof, any portion of the outstanding Floating Rate Advances. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Lender.

     2.7. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Lender irrevocable telephonic or written notice in the form attached hereto as Exhibit F (a "Borrowing Notice") not later than 10:00 a.m. (Indianapolis time) on the proposed Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

     (i)    the Borrowing Date, which shall be a Business Day, of such Advance,
     (ii)   the aggregate amount of such Advance,
     (iii)  the Type of Advance selected, and
     (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

     The Lender will make the applicable Advance available to the Borrower by deposit to the account of the Borrower with the Lender by the end of the Borrowing Date.

     2.8. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section
2.8 or are repaid in accordance with Section 2.6. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Lender a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower

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shall give the Lender irrevocable telephonic or written notice in the form attached hereto as Exhibit F (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Indianapolis time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

     (i) the requested date, which shall be a Business Day, of such conversion or continuation,

     (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

     (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

     2.9. Terms Applicable to the Letters of Credit.

          2.9.1. Issuance of Letters of Credit. Subject to the terms and conditions hereof, the Lender agrees, upon proper submission of a Letter of Credit Application, to issue from time to time prior to the Facility Termination Date, Letters of Credit for the account of the Borrower. The Letters of Credit shall have an expiration date not later than the earlier of twenty-four (24) months from the date of issuance or three Business Days before the Facility Termination Date. The aggregate of the Letters of Credit outstanding plus the aggregate amount of unreimbursed drawings under the Letters of Credit shall not exceed Twenty Million Dollars ($20,000,000). The amount of any Letter of Credit outstanding at any time for all purposes hereof shall be the maximum amount which could be drawn thereunder under any circumstances from and after the date of determination. Each Letter of Credit issued pursuant to this Agreement and each unreimbursed drawing thereunder shall count against and reduce the available amount of the Commitment by the amount of such Letter of Credit outstanding unless and until such Letter of Credit expires by its terms or otherwise terminates or the amount of a drawing thereunder is reimbursed, in which event the available amount of the Commitment shall be reinstated by the amount of such Letter of Credit or the amount of such reimbursement, as the case may be. Each such Letter of Credit shall be issued pursuant to a Letter of Credit Application, shall conform to the general requirements of the Lender for the issuance of such credits, as to form and substance, shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and shall be a letter of credit which the Lender may lawfully issue. If and to the extent a drawing is at any time made under any Letter of Credit, the Lender shall notify the Borrower of such draw and the Borrower agrees to pay to the Lender immediately and unconditionally upon demand for reimbursement, in lawful money of the United States, an amount equal to each amount which shall be so drawn, together with interest from the date of such drawing to and including the date such payment is reimbursed to the Lender or converted to an Advance as provided herein at a variable rate per annum equal to the Floating Rate. All such interest shall be calculated on the basis that an entire year's interest is earned in Three Hundred Sixty (360) days. In the event that a drawing under any Letter of Credit is not reimbursed by the Borrower by 1:00 p.m. (Indianapolis time) on the first Banking Day after notice to the Borrower, such unreimbursed Letter of Credit shall be reimbursed by an Advance under the Commitment evidenced by the Note. The

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     Borrower hereby irrevocably authorizes the Lender to refinance, without further notice to the Borrower, the reimbursement Obligation of the Borrower arising out of any such drawing into a Floating Rate Advance, evidenced by the Note and for all purposes under, on and subject to the terms and conditions of this Agreement, but without regard to the conditions precedent to making an Advance under the Commitment or to any requirement of this Agreement that each Advance be in a minimum amount or multiple; provided, however, that an Advance under the Commitment in spite of the Borrower's failure to satisfy any conditions precedent to making an Advance shall not constitute a waiver of any Default by the Lender. This Agreement and the other Loan Documents shall supersede any terms of any letter of credit applications or other documents which are irreconcilably inconsistent with the terms hereof or thereof.

          2.9.2. Letter of Credit Fees. The Borrower agrees to pay to the Lender, Letter of Credit fees of 1/8% of the face amount of each Commercial Letter of Credit and the Applicable Fee per annum of the face amount of each Standby Letter of Credit at the time of issuance. The Borrower shall also pay the Lender a negotiating fee of 1/8% for drafts of Commercial Letters of Credit presented for payment. The Standby Letter of Credit fees shall be calculated on the basis that an entire year consists of Three Hundred Sixty (360) days. The Lender shall also be entitled to charge to the Borrower its standard and customary fees for issuing, servicing and negotiating draws under letters of credit.

          2.9.3. Reimbursement of Letters of Credit. The obligation of the Borrower to reimburse any drawing under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement under all circumstances, whatsoever, including, without limitation, the following circumstances (other than in the case of gross negligence or conduct constituting malfeasance of the Lender):

               (a) any lack of validity or enforceability of any Letter of Credit, or any Loan Document;

               (b) any amendment or waiver of or consent to departure from the terms of any Letter of Credit, or any Loan Document;

               (c) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the beneficiary of any Letter of Credit, any transferee of any Letter of Credit, the Lender or any other Person, whether in connection with the Loan Documents, such Letter of Credit, or any unrelated transaction;

               (d) any statement, draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

               (e) the surrender or impairment of any security for the performance or observance of the terms of the Loan Documents, or such

         Letter of Credit; or

               (f) any circumstance, happening or admission whatsoever, whether or not similar to any of the foregoing, including, without limitation, those matters described below.

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     The parties benefitted by any Letter of Credit shall be deemed to be the agents of the Borrower, and except as expressly set forth herein, the Borrower assumes all risks for their acts, omissions, or misrepresentations. The Lender shall not be responsible for the validity, sufficiency, truthfulness or genuineness of any document required to draw under any Letter of Credit even if such document should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged, provided only that the document appears on its face to be in accordance with the terms of the Letter of Credit and provided the Lender is not grossly negligent or engaging in conduct constituting malfeasance. The Lender shall not be responsible for any failure of any draft to bear reference or adequate reference to the applicable Letter of Credit or for the failure of any Person to note the amount of any draft on any Letter of Credit or to surrender or take up any Letter of Credit, each of which provision may be waived by the Lender, or for errors, omissions, interruptions, or delays in transmission or delivery of any messages or documents, provided, however, that the Borrower shall have a claim against the Lender, and the Lender shall be liable to the Borrower, to the extent of any compensatory, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the Lender's failure to act in good faith or to observe general banking usage in connection with the Letter of Credit or failure to examine documents presented under such Letter of Credit with care to determine whether they comply with the terms of such Letter of Credit (it being understood that the Lender assumes no liability or responsibility for the genuineness, falsification or effect of any document which appears on such examination to be regular on its face) or (ii) the gross negligence or conduct constituting malfeasance of the Lender. Without limiting the generality of the foregoing, the Borrower agrees that any action taken by the Lender under or in connection with any Letter of Credit, if taken in good faith and without gross negligence, shall be binding upon the Borrower and shall not put the Lender under any such resulting liability to the Borrower. The Lender shall not be liable for action or failure to take action under or in connection with any Letter of Credit except for any such action or failure to take action which constitutes gross negligence or malfeasance of the Lender. The Lender shall not be liable for consequential damages in connection with any Letter of Credit. The Lender is expressly hereby authorized to honor any request for payment which is made under or in compliance with the terms of any Letter of Credit without regard to and without any duty on its part to inquire into the existence of any disputes or controversies between the Borrower and any beneficiary of any Letter of Credit or any other Person or into respective rights, duties or liabilities of any of them or whether any facts or occurrences represented in any of the documents presented under any Letter of Credit are true and correct. No Person, other than the parties hereto, shall have any rights of any nature under this Agreement or by reason hereof. In no event shall the Lender's reliance and payment against documents presented under a Letter of Credit appearing on its face to substantially comply with the terms thereof be deemed to constitute gross negligence or malfeasance.

     2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.8, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the

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Interest Period applicable thereto to (but not including) the last day of such
Interest Period at the interest rate determined by the Lender as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.7 and 2.8 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

     2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.7 or 2.8, during the continuance of a Default or Unmatured Default the Lender may, at its option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Lender may, at its option, by notice to the Borrower, declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Lender.

     2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender's address specified pursuant to Article XIII, or at any other Lending Installation of the Lender specified in writing by the Lender to the Borrower, by 1:00 p.m. (Indianapolis time) on the date when due. The Lender is hereby authorized to charge the account of the Borrower maintained with the Lender for each payment of principal, interest and fees if payment is not received as it becomes due hereunder.

     2.13. Evidence of Indebtedness. (i) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Advance made by the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

     (ii) The Lender shall also maintain accounts in which it will record (a) the amount of each Advance made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (c) the amount of any sum received by the Lender hereunder from the Borrower.

     (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     (iv) The Lender shall send the Borrower monthly statements summarizing the outstanding Advances.

     2.14. Telephonic Notices. The Borrower hereby authorizes the Lender to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Lender a written

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confirmation, if such confirmation is requested by the Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

     2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and Commitment Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. The Lender will provide the Borrower with confirmation promptly after receiving a Borrowing Notice or Conversion/Continuation Notice with respect to requested Eurodollar Advances. The Lender will provide the Borrower with written confirmation promptly after the making of each Advance (including a Floating Rate Advance used to reimburse a draw under a Letter of Credit pursuant to Section 2.9.1). Provided, however, that the failure of the Lender to provide any of the foregoing confirmations or any error in such confirmations shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     2.17. Lending Installations. The Lender may book its Advances at any Lending Installation selected by the Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Advances and any Notes issued hereunder shall be deemed held by the Lender for the benefit of any such Lending Installation. The Lender may, by written notice to the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Advances will be made by it and for whose account payments in respect of the Advances are to be made.

     2.18. Request to Increase the Commitment. (a) At the request of the Borrower to the Lender, the Commitment hereunder may be increased after the date hereof on one or more occasions by not more than $50,000,000 provided that (i) the Borrower may not propose more than 2 Commitment increases each year, (ii) the minimum Commitment increase per notice shall be $5,000,000, (iii) the Borrower shall have delivered to the Lender all necessary corporate resolutions authorizing such Commitment increase, (iv) the Lender consents in writing, and
(v) no Default or Unmatured Default shall have occurred and be continuing.

     (b) In the event that the Borrower and the Lender shall agree upon such an increase in the Commitment, the Borrower and the Lender shall enter into a Commitment Increase Supplement in the form attached as Exhibit E (the "Commitment Increase Supplement"). Upon the execution and delivery of such Commitment Increase Supplement as provided above, and upon satisfaction of such other conditions as the Lender may specify, this Agreement shall be deemed amended accordingly.
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                               ARTICLE III

                         YIELD PROTECTION; TAXES


     3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (i) subjects the Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Lender in respect of its Eurodollar Advances, or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

     (iii) imposes any other condition the result of which is to increase the cost to the Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Advances or reduces any amount receivable by the Lender or any applicable Lending Installation in connection with its Eurodollar Advances, or requires the Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Advances held or interest received by it, by an amount deemed material by the Lender, and the result of any of the foregoing is to increase the cost to the Lender or applicable Lending Installation of making or maintaining its Eurodollar Advances or Commitment or to reduce the return received by the Lender or applicable Lending Installation in connection with such Eurodollar Advances or Commitment, then, within 30 days of demand by the Lender, the Borrower shall pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction in amount received.

     3.2. Changes in Capital Adequacy Regulations. If the Lender determines the amount of capital required or expected to be maintained by the Lender, any Lending Installation of the Lender or any corporation controlling the Lender is increased as a result of a Change, then, within 30 days of demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Lender determines is attributable to this Agreement, its Advances or its Commitment to make Advances hereunder (after taking into account the Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force

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of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or any Lending Installation or any corporation controlling the Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3. Availability of Types of Advances. If the Lender determines that maintenance of its Eurodollar Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Lender determines that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or
(ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Lender shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

     3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lender, the Borrower will indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

     3.5. Taxes. (i) All payments by the Borrower to or for the account of the Lender hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) the Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
(b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law, and
(d) the Borrower shall furnish to the Lender the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

     (iii) The Borrower hereby agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Lender and any liability (including penalties, interest and expenses) arising there from or with respect thereto. Payments due under this indemification shall be made within 30 days of the date the Lender makes demand therefore pursuant to Section 3.6.

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     3.6.  Lender Statements; Survival of Indemnity. To the extent reasonably possible, the Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Borrower to the Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of the Lender, disadvantageous to the Lender. The Lender shall deliver a written statement of the Lender to the Borrower as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the basis upon which such amount is based and the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though the Lender funded its Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to the Advance, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of the Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.



                               ARTICLE IV

                          CONDITIONS PRECEDENT


     4.1. Initial Advance. The Lender shall not be required to make the initial Advance hereunder or obligated to issue a Letter of Credit unless the Borrower has furnished to the Lender with the following:

     (i) Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

     (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

     (iii)An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by the Borrower.

     (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

     (v) A written opinion of the Borrower's counsel, addressed to the Lender in substantially the form of Exhibit A.

     (vi) The Note duly executed by the Borrower.

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     (vii)Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Lender and signed by an Authorized Officer, together with such other related money transfer authorizations as the Lender may have reasonably requested.

    (viii)Information satisfactory to the Lender regarding the Borrower's Year 2000 Program.

     (ix) An insurance certificate evidencing the catastrophic insurance carried by the Borrower and its Subsidiaries.

     (x) Such other documents as the Lender or its counsel may have reasonably requested except as it relates to the Borrower's trade secrets and other proprietary information.

     The Lender shall provide the Borrower with written confirmation upon satisfaction of the foregoing conditions.

     4.2. Each Advance. The Lender shall not be required to make any Advance or obligated to issue a Letter of Credit unless on the applicable Borrowing
Date:

     (i)  There exists no Default or Unmatured Default.

     (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

     (iii)All legal matters incident to the making of such Advance shall be satisfactory to the Lender and its counsel.

     Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. The Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making an Advance.


                                ARTICLE V

                     REPRESENTATIONS AND WARRANTIES


     The Borrower represents and warrants to the Lender that:

     5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability Borrower duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

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     5.2. Authorization and Validity.  The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate
(i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or
(iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

     5.4. Financial Statements; Indebtedness. The March 31, 1999 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lender were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended. As of the date hereof, except as shown on such financial statements, except for trade debt incurred in the ordinary course of business since the date of such financial statements, and except as shown on
Schedule 2, the Borrower and its Subsidiaries have no outstanding Consolidated Indebtedness exceeding Two Million Dollars ($2,000,000) in the aggregate.

     5.5. Material Adverse Change. Since March 31, 1999 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service

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through the fiscal year ended June 30, 1994.  No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the Authorized Officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Advance. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8. Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

     5.9. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.10. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     5.11. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

     5.12. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

     5.13. Ownership of Properties. Except as set forth on Schedule 2, on the date of this Agreement, to the best of its knowledge, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.13, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Lender as owned by the Borrower and its Subsidiaries.

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     5.14. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

     5.15. Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.16. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.17. Year 2000. The Borrower has made a full and complete assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis (the "Year 2000 Program"). Based on such assessment and on the Year 2000 Program the Borrower does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect.


                                ARTICLE VI

                                COVENANTS


During the term of this Agreement, unless the Lender shall otherwise consent in writing:

     6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lender:

     (i) Within 95 days after the close of each of its fiscal years, an unqualified audit report certified by Arthur Anderson, Deloitte & Touche, Ernst & Young, KPMG or PricewaterhouseCoopers (and their respective successors) and which accountants are reasonably acceptable to the Lender, or other independent certified public accountants reasonably acceptable to the Lender, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including consolidated balance sheets as of the end of such period, related consolidated profit and loss and reconciliation of surplus statements, and a consolidated statement of cash flows.

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     (ii) Within 50 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

     (iii)As soon as available, any filing with the Securities and Exchange Commission.

     (iv) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

     (v) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any specific notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and
          (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     (vi) Such other information (including non-financial information except as it relates to trade secrets or other proprietary information) as the Lender may from time to time reasonably request.

     6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for acquisition related activities and general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

     6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lender of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise (including, without limitation, developments with respect to Year 2000 Issues), which could reasonably be expected to have a Material Adverse Effect.

     6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to (except as permitted by Section 6.11), remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     6.5. Taxes. The Borrower will, and will cause each Subsidiary to, in all material respects, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due

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all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

     6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies catastrophic coverage insurance in such amounts as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried.

     6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, materially comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws.

     6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times provided that the Borrower may discontinue operations and dispose of property in the normal conduct of business.

     6.9. Inspection. The Borrower will, and will cause each Subsidiary to, discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lender may designate. At any time there exists a Default or Unmatured Default, the Borrower will, and will cause each Subsidiary to, permit the Lender, by its respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary.

     6.10. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except Consolidated Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not to exceed 30% of the Consolidated Total Capitalization at any one time outstanding.

     6.11. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except, so long as there then exists no Default or Unmatured Default and no Default or Unmatured Default will be occasioned thereby, (i) a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary, and (ii) mergers in which the Borrower is the surviving party.

     6.12. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

     (i)  Sales of inventory in the ordinary course of business.

     (ii) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by

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          this Section during the period commencing on the date of this
          Agreement and ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

     (iii)Any transfer of an interest in accounts or notes receivable on a limited recourse basis, provided that such transfer qualifies as a sale under Agreement Accounting
          Principles and that the amount of such financing does not exceed $100,000,000 at any one time outstanding.

     6.13. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

     (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

     (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

     (iii)Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

     (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

     (v)  Liens arising in connection with the transactions permitted by
          Section 6.12(ii).

     (vi) Liens on Property of the Borrower or any of its Subsidiaries created solely for the purpose of securing purchase money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount not to exceed 10% of the Borrower's total assets at any one time outstanding, representing or incurred to finance, refinance or refund the purchase price of the Property, provided that no such Liens shall extend to or cover other Property of the Borrower or such Subsidiary so acquired, and the principal amount of Indebtedness secured by such Lien shall at no time exceed the original purchase price of the Property.

    (vii) Liens existing on the date hereof and described in Schedule 2.

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     6.14.  Year 2000.  The Borrower will take and will cause each of its
Subsidiaries to take all such actions as are reasonably necessary to successfully implement the Year 2000 Program and to assure that Year 2000 Issues will not have a Material Adverse Effect. At the request of the Lender, the Borrower will provide a description of the Year 2000 Program, together with any updates or progress reports with respect thereto.

     6.15.  Financial Covenants.

            6.15.1. Interest Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBIT to (ii) Consolidated Interest Expense to be less than 3.0 to 1.0.

            6.15.2. Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than $364,150,400 as of March 31, 1999 through and including June 29, 2000, and not less than $386,909,800 as of June 30, 2000 and at all times thereafter.


                               ARTICLE VII

                                DEFAULTS


     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Advance, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

     7.2. Nonpayment of principal of any Advance when due, or nonpayment of interest upon any Advance or of any commitment fee or other obligations under any of the Loan Documents within ten days after the same becomes due.

     7.3.  The breach by the Borrower of any of the terms or provisions of
Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14 or 6.15.

     7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within ten days after written notice from the Lender.

     7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness, or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to

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the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

     7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the period commencing on the date of this Agreement and ending with the month in which any such action occurs, constitutes a Substantial Portion.

     7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10. Any reportable event (as defined in Section 4043 of ERISA) shall occur in connection with any Plan.

     7.11. The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

     7.12. Any Change in Control shall occur.


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                               ARTICLE VIII

             ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


     8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lender to make, renew or convert Advances or to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default occurs, the Lender may terminate or suspend the obligations of the Lender to make, renew or convert Advances or to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In either event, the Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. The remedies of the Lender specified in this Agreement and the other Loan Documents shall not be exclusive and the Lender may avail itself of any of the remedies provided by law as well as any equitable remedies available to the Lender, and each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lender to make Advances hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Lender (in its sole discretion) by notice to the Borrower, may rescind and annul such acceleration and/or termination.

     8.2. Amendments. Subject to the provisions of this Article VIII, the Lender and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lender or the Borrower hereunder or waiving any Default hereunder.

     8.3. Deposit to Secure Reimbursement Obligations. When any Default or Unmatured Default has occurred and is continuing, the Lender may demand that the Borrower immediately pay to the Lender an amount equal to the aggregate outstanding amount of the Letters of Credit and the Borrower shall immediately upon any such demand make such payment. The Borrower hereby irrevocably grants to the Lender a security interest in all funds deposited to the credit of or in transit to any deposit account or fund established pursuant to this Section 8.3, including, without limitation, any investment of such fund. In the event the Lender makes a demand pursuant to this Section 8.3, and the Borrower makes the payment demanded, the Lender agrees to invest the amount of such payment for the account of the Borrower and at the Borrower's risk and direction in short-term investments acceptable to the Lender.

     8.4. Subrogation. The Lender shall, to the extent of any payments made by the Lender under any Letter of Credit, be subrogated to all rights of the beneficiary of such Letter of Credit as to all obligations of the Borrower and its Subsidiaries with respect to which such payment shall have been made by the Lender.

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     8.5.  Preservation of Rights.  No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.


                               ARTICLE IX

                           GENERAL PROVISIONS


     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Advances herein contemplated.

     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower and the Lender and supersede all prior agreements and understandings among the Borrower and the Lender relating to the subject matter thereof.

     9.5. Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Lender for reasonable direct costs and expenses (including reasonable attorneys' fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Lender for reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents.

     (ii) The Borrower hereby further agrees to indemnify the Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Lender is a party thereto) which it may pay or incur arising out of or relating to this

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Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or malfeasance of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

     9.7. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

     9.8. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.9. Nonliability of the Lender. The relationship between the Borrower on the one hand and the Lender on the other hand shall be solely that of borrower and lender. The Lender shall not have any fiduciary responsibilities to the Borrower. The Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that the Lender shall have no liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or malfeasance of the party from which recovery is sought.

     9.10. Confidentiality. The Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Lender or to a Transferee,
(iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which the Lender is a party, and (vi) permitted by
Section 11.3.

     9.11.  Disclosure.    The Borrower and the Lender hereby acknowledge and
agree that the Lender and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower or its Subsidiaries.


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                                ARTICLE X

                                 SETOFF


     In addition to, and without limitation of, any rights of the Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Lender or any Affiliate of the Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part hereof, shall then be due.



                               ARTICLE XI

            BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


      11.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations under the Loan Documents. Any assignee or transferee of the rights to any Advance or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Advance (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Advance.

      11.2.  Participations.

            11.2.1. Permitted Participants; Effect. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Advance owing to the Lender, any Note held by the Lender, any Commitment of the Lender or any other interest of the Lender under the Loan Documents.

            11.2.2. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
     Article X in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as the Lender under the Loan Documents, provided that the Lender shall retain the right of setoff provided in Article X with respect to the amount of participating interests sold to each Participant.

     11.3. Dissemination of Information. The Borrower authorizes the Lender to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in the Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

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     11.4.  Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of applicable United States tax withholding rules and regulations.


                               ARTICLE XII

                                 NOTICES


     12.1. Notices. Except as otherwise permitted by Sections 2.14 and 2.16 with respect to borrowing notices and confirmations, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof, or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Lender and the Borrower in accordance with the provisions of this Section 12.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Lender under
Article II shall not be effective until received.

     12.2. Change of Address. The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                              ARTICLE XIII

                              COUNTERPARTS


     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower and the Lender.


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                               ARTICLE XIV

      CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

     14.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (BUT WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS)
OF THE STATE OF INDIANA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     14.2. CONSENT TO JURISDICTION. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR INDIANA STATE COURT SITTING IN INDIANAPOLIS, INDIANA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN INDIANAPOLIS, INDIANA.

     14.3. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

                                   KIMBALL INTERNATIONAL, INC.

                                   By:
                                       Robert F. Schneider,
                                       Executive Vice President,
                                       C.F.O. & Asst. Treasurer

Address:
1600 Royal Street
Jasper, Indiana  47549
Attention:  Jim Kane
Telephone: (812) 482-8492
FAX: (812) 634-4606
                                NBD BANK, N.A.

                                   By:
                                       Randall K. Stephens,
                                       First Vice President

Address:
One Indiana Square, Suite IN1-7028
Indianapolis, Indiana  46266
Attention: Randall K. Stephens
Telephone: (317) 266-6704
FAX: (317) 266-6042
                                                                Exhibit 10(g)